PROSPECTUS SUPPLEMENT #8                        FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JULY 2, 1999 AND                 REGISTRATION NO. 333-78419
SUPPLEMENT DATED JULY 15, 1999)

                                EXCITE@HOME LOGO

                              AT HOME CORPORATION

                   $437,000,000 PRINCIPAL AMOUNT AT MATURITY
                  CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

                        SHARES OF SERIES A COMMON STOCK
                   ISSUABLE UPON CONVERSION OF THE DEBENTURES
                           -------------------------

This prospectus supplement relates to the resale by the holders of convertible subordinated debentures due 2018 of Excite@Home and the shares of Series A common stock of Excite@Home issuable upon the conversion of the debentures.

You should read this prospectus supplement in conjunction with the prospectus dated July 2, 1999 and prospectus supplement dated July 15, 1999, each of which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is superseded in part by the information appearing in the table below:

                                          PRINCIPAL AMOUNT OF
                                              DEBENTURES         PERCENTAGE OF    SHARES OF SERIES A
                                          BENEFICIALLY OWNED      DEBENTURES      COMMON STOCK THAT
                  NAME                     THAT MAY BE SOLD       OUTSTANDING        MAY BE SOLD
                  ----                    -------------------    -------------    ------------------
GLG Market Neutral Fund.................       7,000,000              1.6%              91,700
Salomon Brothers Asset Management
Inc. ...................................       2,000,000                *               26,200
Other holders of debentures or future
  transferees of these holders(**)......      21,393,000              4.9%             332,648

-------------------------
*  Less than 1%.

** Assumes that any other holders of debentures, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the debentures.
                           -------------------------

INVESTING IN OUR CONVERTIBLE SUBORDINATED DEBENTURES OR OUR SERIES A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is November 10, 1999.